Issuer Free Writing Prospectus Dated June 30, 2010 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Supplement dated June 29, 2010 Relating to Registration No. 333-166488

AdCare Health Systems, Inc.
1,714,286 Shares of Common Stock

This free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus supplement dated June 29, 2010 (including the base prospectus dated June 23, 2010) included in AdCare Health Systems, Inc.’s Registration Statement on Form S-3 (Registration No. 333-166488), and the documents incorporated by reference therein, relating to these securities.  The following information supplements and updates the information contained in the preliminary prospectus supplement.

Issuer:	AdCare Health Systems, Inc.

NYSE Amex Symbol:	ADK

Common Stock Offered By the Issuer:	1,714,286 shares

Underwriter’s Over-Allotment Option	30-day option to purchase up to 257,143 additional shares of Common Stock to cover over-allotments, if any

Price to the Public:	$3.50

Gross Proceeds:	$6,000,001 (not including the Underwriter’s 15% over-allotment option)

Net Proceeds:	Approximately $5,390,001, after deducting underwriting discounts and commissions and estimated offering expenses

Use of Proceeds:	AdCare Health Systems intends to use the net proceeds from this offering for acquisition purposes, working capital and general corporate purposes.

Trade Date:	June 30, 2010

Closing Date:	July 2, 2010

CUSIP:	00650W300

Underwriter:	C. K. Cooper & Company

Lock-Up Provisions:	The Company, its executive officers and directors have entered into 90-day lock-up agreements with the underwriter.

Eligibility:	No eligibility restrictions in the United States.

AdCare Health Systems, Inc. filed a registration statement (including a base prospectus and a preliminary prospectus supplement thereto) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the base prospectus and the preliminary prospectus supplement thereto in that registration statement (including the documents incorporated by reference therein) and other documents AdCare Health Systems, Inc. filed with the SEC for more complete information about AdCare Health Systems, Inc. and this offering.  You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov.  Alternatively, a written prospectus and accompanying preliminary prospectus supplement related to the offering may be obtained from C. K. Cooper & Company, 18300 Von Karman Ave., Suite 700, Irvine, CA 92612, Attn: Syndicate Department or by telephone at (949) 477-9300.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.